Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169708 on Form S-3 of our report dated March 2, 2012, relating to the consolidated financial statements and financial statement schedule of Vectren Utility Holdings, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Vectren Utility Holdings, Inc. and subsidiaries for the year ended December 31, 2011.

Indianapolis, Indiana
March 2, 2012